EXHIBIT 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	Filed in the office of	Document Number 20160015287-12
	Barbara K. Cegavske Secretary of State	Filing Date and Time 01/13/2016 11:06 AM
	State of Nevada	Entity Number E0464642012-4

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Turnkey Home Buyers USA, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1 of the Amended and Restated Articles of Incorporation is amended to change the name of the Corporation to “TurnKey Capital, Inc.”

Article 3: Effective January 15, 2016 The Company’s authorized shares of capital stock shall increase from 76,000,000 to 755,000,000. The 755,000,000 shares of $0.001 par value capital stock of the Corporation shall be designated as follows: 1) 750,000,000 Common Stock; 2) 5,000,000 Preferred Stock, the rights, and preferences of which are to be designated by the Company’s Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  100%

4. Effective date and time of filing: (optional)	Date: 01/15/2016	Time: 12:01 PM EDT
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Timothy Hart
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.